AMENDMENT dated May 1, 2019 to that MEMORANDUM OF AGREEMENT executed on October 1, 2014 and effective July 15, 2014 ("Amendment").

BETWEEN	INTELGENX CORP., a corporation constituted under the law of Canada, having its head office at 6425 Abrams, Ville St.-Laurent, Quebec H4S 1X9 duly represented by John Marinucci, Chair of the Compensation Committee duly authorized to do so as he declares

(hereinafter called the "Corporation")

AND:	HORST ZERBE, domiciled and residing in the province of Quebec

(hereinafter called the "Executive")

WHEREAS the Corporate and the Executive wish to amend the MEMORANDUM OF AGREEMENT between them executed on October 1, 2014 and effective July 15, 2014 (the "Agreement");

WHEREAS the Corporation and the Executive agree that this Amendment is for the parties' mutual benefit and consideration;

NOW, THEREFORE, THE PARTIES HERETO AGREE AS FOLLOWS:

1. Amendment to Paragraph 10 of the Agreement

The Corporation and the Executive do hereby amend Section 10 of the Agreement such that Section 10 of the Agreement states, in its entirety, as follows:

"10. Bonus

10.1 Annual Bonus

The Executive shall be entitled to receive an annual bonus in respect of each fiscal year that falls, in whole or in part, during the term of the Executive's employment hereunder, which will be paid based upon the achievement of specific performance targets established by the Executive and the Board before or within the first quarter of each fiscal year, unless the Board determines, in its sole good faith discretion, that the Company should not award a bonus based upon the Company's poor financial performance. For purposes of clarity, the Company's poor financial performance need not be related to any poor performance, act, or omission of the Executive in order to justify the non-payment of a bonus under this paragraph. The Executive's target bonus for meeting the performance targets shall be up to fifty percent (50%) of Base Salary.

Any Bonus payable pursuant to this Section 10.1 shall be payable following the fiscal year-end and subject to Board approval of any bonus payable and of the annual audited financial statements or at such other time as may be agreed to by the Executive and the Corporation.

It is further agreed that the Executive and the Board may, from time to time, establish other specific bonus targets and payouts in addition to those specifically detailed above."

2. Consideration

The Corporation and the Executive agree that this Amendment is being made for good and valuable consideration, including but not limited to, the execution of similar agreements by other company executives who would not have agreed to such amendments but for Executive's agreement to amend, which agreement is in the best interest of the Company's long term success and viability, which shall enure to the Executive's benefit.

3. Remaining Terms of Agreement Unaffected, Affirmed, and in Full Force

The Corporation and the Executive agree and affirm that the remaining terms of the Agreement, except for Section 10 which is effective as amended above, remain in full force and effect.

AND THE PARTIES HAVE SIGNED

INTELGENX CORP.

Per:/s/ John Marinucci
      John Marinucci

      Chairman, Compensation Committee

    /s/ Horst G. Zerbe

    Dr. Horst Zerbe